Exhibit 10.1

RESIGNATION by

The Director, CEO

of

SEEDO CORP.

The following is a true copy of the Director, and Chief Executive Officer’s Resignation from the Corporation, held this 24th day of December, 2020;

WHEREAS the undersigned was appointed as Director and Chief Executive Officer of the Corporation and has served in said capacity to date, he has determined at this time to formally RESIGN and renounce all further corporate designation or affiliation with SEEDO CORP and its subsidiary.

I shall remain interim Director and Chief Executive Officer until the very next Board of directors Meeting which time the Board Members shall choose the new officers of the Company. Upon the new Board’s election, this Resignation shall become immediately effective, and my Resignation shall take effect, and shall sever any and all official ties, duties, obligations or liabilities regarding SEEDO CORP.

DATED: 24th December, 2020

/s/ David Grossman
David Grossman, Dir. CEO,
SEEDO CORP.